FORM OF COMMON STOCK PURCHASE WARRANT

NEOSTEM, INC.

Warrant Shares: [1,322,486]	Issue Date: November __, 2010

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, [________] (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after May ___, 2011 (the “Initial Exercise Date”) and on or prior to the close of business on the three (3) year anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Neostem Inc., a Delaware corporation (the “Company”), up to [1,322,486] shares (the “Warrant Shares”) of Common Stock.  The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1.             Definitions.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated November 16, 2010, among the Company and the purchasers signatory thereto, as the same may be amended from time to time.  Exercise of this Warrant in excess of the amounts permitted under Section 16 of the Certificate of Designations (as defined below) is conditional on approval of the shareholders of the Company as contemplated by Section 3.13 of the Purchase Agreement.

Section 2.             Exercise.

(a)           Exercise of Warrant.  Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy of the Notice of Exercise annexed hereto (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company); and, within 3 Trading Days of the date said Notice of Exercise is delivered to the Company, the Company shall have received payment of the aggregate Exercise Price of the shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank.  Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within 3 Trading Days of the date the final Notice of Exercise is delivered to the Company.  Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased.  The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases.  The Company shall deliver any objection to any Notice of Exercise within 1 business day of receipt of such notice.  In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error.  The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b)           Exercise Price.  The exercise price per share of the Common Stock under this Warrant shall be $2.0874 subject to adjustment hereunder (the “Exercise Price”).

(c)           Exercise Elected by Company. To the extent that the Daily VWAP (as defined in the Certificate of Designations) of the Common Stock has remained at least 100% above the Exercise Price ($4.1748) for 20 Trading Days out of 30 consecutive Trading Days (the “Trigger Period”), but subject to the conditions set forth below, the Company may require the Holder to exercise this Warrant in full upon not less than 10 business days prior written notice (“Mandatory Notice Period”) to the registered Holder at the address of the Holder appearing on the books of the Company, stating that the Company is requiring exercise of this Warrant.  Exercise by the Holder shall occur in accordance with Section 2(f) herein.  Notwithstanding the delivery of a notice pursuant to this Section 2(f), the Holder may exercise of this Warrant at any time during the Mandatory Notice Period.  The Company’s right to require the exercise of this Warrant shall be subject to the following additional conditions: (i) during each Trading Day of the Trigger Period and during each Trading Day of the Mandatory Notice Period, the Equity Conditions (as defined below) shall be satisfied; and (ii) the Daily VWAP of the Common Stock has remained at least 100% above the Exercise Price during all Trading Days in the Mandatory Notice Period.

As used herein, “Equity Conditions” shall mean each of the following:  (i) on each day of the Trigger Period and on each day of the Mandatory Notice Period, all Warrants Shares issuable upon exercise of this Warrant shall be eligible for resale by the Holder without restriction and without need for additional registration under any applicable federal or state securities laws and the Company shall have no knowledge of any fact that would cause any Warrant Shares issuable upon exercise of this Warrant not to be so eligible for resale by the Holder without restriction and without the need for additional registration under any applicable federal or state securities laws; (ii) on each day during the Trigger Period and the Mandatory Notice Period, the Common Stock is designated for listing on a Trading Market (as defined in the Certificate of Designations) and shall not have been suspended from trading on such Trading Market nor shall delisting or suspension by such exchange or market have been threatened or pending in writing by such Trading Market nor shall there be any Securities and Exchange Commission (“SEC”) or judicial stop trade order or trading suspension stop order; (iii) any Warrant Shares issuable upon exercise of this Warrant may be issued in full without violating the rules or regulations of the Trading Market or any applicable laws; (iv) on each day during the Trigger Period and the Mandatory Notice Period, there shall not have occurred and be continuing, unless waived by the Holder, either (A) a Trigger Event (as defined in the Certificate of Designations) or (B) an event that with the passage of time or giving of notice would constitute a Trigger Event; (v) on each day during the Trigger Period and the Mandatory Notice Period, the Company has not provided the Holder with any non-public information in breach of Section 3.8 of the Purchase Agreement; (vi) on each day during the Trigger Period and the Mandatory Notice Period, neither the Registration Statement (as defined in the Purchase Agreement) nor the Prospectus (as defined in the Purchase Agreement) nor any Prospectus Supplements (as defined in the Purchase Agreement) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and such Registration Statement, such Prospectus and such Prospectus Supplements comply with all applicable securities laws as to form and substance (unless all Common Shares issuable on the applicable Mandatory Redemption Date (or such other date requiring payment in Common Shares) may be resold by the Holder pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) without volume limitations or any public information requirements or such other exemption from registration that would permit the Holder to resell such Common Shares without restriction and without need for additional registration under any securities laws); (vii) the Company’s transfer agent for the Common Stock is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program; and (viii) all Warrants Shares issuable upon exercise of this Warrant are duly authorized and will be validly issued, fully paid and non-assessable upon issuance, free and clear of all liens, claims or encumbrances, and the issuance (and Payment of the Exercise Price in accordance with the terms hereof) thereof will not require any further approvals of the Company’s Board of Directors or stockholders.  All references to the "Registration Statement" or "Prospectus" shall include any amendments or supplements thereto, as filed from time to time, including, without limitation, any Exchange Act (as defined below) filings incorporated by reference.

(d)           Cashless Exercise.  If at any time after 6 months from the Issue Date, there is no effective registration statement registering issuance of the Warrant Shares to the Holder, or no current prospectus available for, the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised at such time by means of a “Cashless Exercise” (including any exercise required by the Company pursuant to Section 6(c)).  Pursuant to such Cashless Exercise, the Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	the Daily VWAP (as defined in the Certificate of Designations) on the Trading Day immediately preceding the date of such election;

(B) =	the Exercise Price of this Warrant, as adjusted; and

(X) =	the number of Warrant Shares issuable upon exercise of this Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise.

(e)          Exercise Limitations.

(i)           Holder’s Restrictions.  Notwithstanding anything to the contrary contained herein, the Company shall not effect any exercise of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, if the number of Warrant Shares to be issued pursuant to such exercise would exceed, when aggregated with all other shares of Common Stock beneficially owned by the Holder at such time (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including without limitation, shares of Common Stock that would be aggregated with the Holder’s beneficial ownership for purpose of determining a group under Section 13(d) of the Exchange Act), the number of shares of Common Stock that would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder, including without limitation, shares of Common Stock that would be aggregated with the Holder’s beneficial ownership for purpose of determining a group under Section 13(d) of the Exchange Act) more than 4.9% (the “Beneficial Ownership Limitation”) of the then issued and outstanding shares of Common Stock.  The provisions of this Section 2(e) may be waived by a Holder upon not less than sixty-five (65) days prior notice to the Company.  Notwithstanding the foregoing, the Holder shall have the right to: (A) at any time and from time to time immediately reduce the Beneficial Ownership Limitation and (B) (subject to waiver) at any time and from time to time, increase the Beneficial Ownership Limitation immediately in the event of the announcement as pending or planned, of a Change in Control Transaction (as defined in the Certificate of Designations).

(f)           Mechanics of Exercise.

(i)           Issuance Limitations.  The total number of Warrant Shares issued or issuable hereunder shall not (when aggregated with any Warrant Shares already issued upon exercise of this Warrant and any shares of Common Stock issued upon conversion or redemption of the Preferred Shares) exceed the maximum number of Common Shares which the Company can so issue pursuant to any rule or regulation of the NYSE Amex Equities (or any other Trading Market (as defined in the Certificate of Designations) on which the Common Shares trade) (the “Maximum Share Amount”), subject to equitable adjustments from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Shares occurring after the Initial Issuance Date (as defined in the Certificate of Designations).

(ii)           Delivery of Certificates Upon Exercise.  Certificates for shares purchased hereunder shall be transmitted by the transfer agent of the Company to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company through its Deposit/Withdrawal at Custodian (“DWAC”) system if the Company is a participant in such system and there is an effective Registration Statement permitting the resale of the Warrant Shares by the Holder, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise within three (3) Trading Days after the receipt by the Company of the Notice of Exercise, surrender of this Warrant and payment of the aggregate Exercise Price as set forth above (“Warrant Share Delivery Date”).   This Warrant shall be deemed to have been exercised on the date the Exercise Price is received by the Company, if such date is after Notice of Exercise and this Warrant are received by the Company.  The Warrant Shares shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised by payment to the Company of the Exercise Price (or by cashless exercise, if permitted) and all taxes required to be paid by the Holder, if any, pursuant to Section 2(f)(vi) prior to the issuance of such shares, have been paid.

(iii)           Delivery of New Warrants Upon Exercise.  If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iv)          Rescission Rights.  If the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the Warrant Shares pursuant to this Section 2(f)(ii) by the third Trading Day immediately following the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

(v)           Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Exercise.  In addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the Warrant Shares pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case the Company shall promptly return the Exercise Price for such Warrant Shares to the Holder) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.  For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000.  The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

(vi)          No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.  As to any fraction of a share which Holder would otherwise be entitled to purchase upon such exercise, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

(vii)         Charges, Taxes and Expenses.  Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

(g)         Closing of Books.  The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

Section 3.           Certain Adjustments. At any time while this Warrant is outstanding, the Exercise Price shall be subject to adjustment from time to time as follows (but shall not be increased, other than pursuant to Section 3(a) hereof):

(a)          Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time effect a stock split of the outstanding Common Stock, the Exercise Price in effect immediately prior to the stock split shall be proportionately decreased.  If the Company shall at any time or from time to time, combine the outstanding shares of Common Stock, the Exercise Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 3(a) shall be effective at the close of business on the date the stock split or combination occurs.

(b)          Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Exercise Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Exercise Price then in effect by a fraction:

(i)           the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(ii)          the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(c)          Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities or other property other than shares of Common Stock, then, and in each event, an appropriate revision to the Exercise Price shall be made and provision shall be made (by adjustments of the Exercise Price or otherwise) so that Holder shall receive upon exercise of this Warrant, in addition to the number of Warrant Shares issuable upon such exercise, the number of securities of the Company or other issuer (as applicable) or other property that the Holder would have received had this Warrant been exercisable into Common Stock on the date of such event; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Exercise Price shall be adjusted pursuant to this Section 3(c) as of the time of actual payment of such dividends or distributions.

(d)          Adjustments for Reclassification, Exchange or Substitution. If the Common Stock at any time or from time to time after the Closing Date shall be changed to the same or different number of shares or other securities of any class or classes of stock or other property, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 3(a), 3(b) and 3(c), or a Corporate Event provided for in Section 3(e), then, and in each event, an appropriate revision to the Exercise Price shall be made and provisions shall be made (by adjustments of the Exercise Price or otherwise) so that the Holder shall have the right thereafter to exercise this Warrant for the kind and amount of shares of stock or other securities or other property receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which this Warrant might have been exercised immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(e)          Other Corporate Events. Prior to the consummation of any Change of Control pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon exercise of this Warrant, in substitution for the shares of Common Stock issuable upon exercise of this Warrant, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the exercisability of this Warrant). Provisions made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder. The provisions of this Section 3(e) shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the exercisability of this Warrant.

(f)           Adjustments for Issuance of Additional Shares of Common Stock. In the event the Company shall issue or sell any additional shares of Common Stock (otherwise than as provided in the foregoing subsections (a) through (e) of this Section 3 or pursuant to Common Stock Equivalents (as defined below) granted or issued on or prior to the Closing Date) (for the avoidance of doubt, this Section 3(f) shall apply to the issuance and sale of the shares of Common Stock under the Equity Line (as defined in the Certificate of Designations)) (the “Additional Shares of Common Stock”), at a price per share less than the Exercise Price then in effect, or without consideration, the Exercise Price then in effect upon each such issuance shall be adjusted to that price (rounded to the nearest cent) determined by multiplying the Exercise Price by a fraction:

(i)           the numerator of which shall be equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus (B) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the then Exercise Price, and

(ii)           the denominator of which shall be equal to the number of shares of Common Stock outstanding immediately after the issuance of such Additional Shares of Common Stock.

(iii)          No adjustment of the number of shares of Common Stock shall be made under this Section 3(f) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Common Stock Equivalents (as defined below), if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Common Stock Equivalents (or upon the issuance of any warrant or other rights therefore) pursuant to Section 3(g).

(g)         Issuance of Common Stock Equivalents.  If (a) the Company, at any time after the Closing Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), or (b) any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the “Common Stock Equivalents”) shall be issued or sold and if the sum of the price for which such Common Stock Equivalents are sold (on a per Common Share Basis) plus the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Common Stock Equivalent shall be less than the Exercise Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and the sum of such issuance price plus such price as so amended shall be less than the Exercise Price in effect at the time of such amendment or adjustment, then the Exercise Price, upon each such issuance or amendment, shall be adjusted as provided in Section 3(f). No adjustment shall be made to the Exercise Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Exercise Price was made as a result of the issuance or purchase of any Convertible Security or Common Stock Equivalent.

(h)         Certain Issues Excepted.  There shall be no adjustment to the Exercise Price pursuant to Section 3(f) or Section 3(g) with respect to the sale or issuance of Excluded Securities (as defined in the Certificate of Designations).

(i)           Calculation of Consideration Received.  In case any Common Stock Equivalents are issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Common Stock Equivalents by the parties thereto, the Common Stock Equivalents will be deemed to have been issued for a consideration of $0.01.  If any shares of Common Stock, Common Stock Equivalents or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross proceeds received by the Company therefor.  If any shares of Common Stock, Common Stock Equivalents or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the closing sale price of such security on the date of receipt.  If any shares of Common Stock, Common Stock Equivalents or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Common Stock Equivalents or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within twenty (20) Trading Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holders.  The determination of such appraiser shall be final and binding upon all parties absent manifest error or fraud and the fees and expenses of such appraiser shall be borne by the Company.

(j)           Adjustment to Warrant Shares.  Upon each such adjustment of the Exercise Price hereunder, the number of Warrant Shares shall be adjusted to the number of shares of Common Stock determined by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

(k)           Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Exercise Price or number of shares of Common Stock issuable upon conversion of this Warrant pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the Holder, at any time, furnish or cause to be furnished to the Holder a like certificate setting forth such adjustments and readjustments, the Exercise Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the exercise of this Warrant. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.  If the adjustment is not made because the adjustment does not change the applicable Exercise Price by more than one percent (1%), then the adjustment that is not made will be carried forward and taken into account in any future adjustment. Notwithstanding the foregoing, all such carried forward adjustments shall be made to the Exercise Price when they add up to one percent (1%).

(l)           Participation.  The Holder, as the holder of this Warrant, shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if the Holder had exercised this Warrant into Common Stock (without regard to any limitations on exercise herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions.  Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(m)         Notice to Allow Exercise by Holder.  If (A) the Company shall declare a redemption of the Common Stock; (B) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (C) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or (D) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, a notice stating (x) the date on which a record is to be taken for the purpose of such redemption, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such redemption are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange or (z) the date of such dissolution, liquidation or winding up of the affairs of the Company; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  Subject to applicable law and notwithstanding anything herein to the contrary, the Holder shall be provided a reasonable opportunity (which shall be not less than eight (8) calendar days notice) to exercise this Warrant prior to the effective date of the event triggering such notice.  Notwithstanding the foregoing, the delivery of the notice described in this Section 3(m) is not intended to and shall not bestow upon the Holder any voting rights whatsoever with respect to outstanding unexercised Warrants.

Section 4.             Transfer of Warrant.

(a)          Transferability.  Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer.  Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled.  A Warrant, if properly assigned, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b)          New Warrants.  This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney.  Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.  All Warrants issued on transfers or exchanges shall be dated the original Issue Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

(c)          Warrant Register.  The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time.  The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

(d)          Transfer Restrictions.  If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, furnish to the Company a written opinion of counsel reasonably satisfactory to the Company (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act, (ii) that the transferor or transferee execute and deliver to the Company an investment letter in form and substance reasonably acceptable to the Company and (iii) that the transferee be an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a) (7), or (a)(8) promulgated under the Securities Act or a qualified institutional buyer as defined in Rule 144A(a)(1) promulgated under the Securities Act.

Section 5.            Transferability.

(a)          Conditions for Transfer.  The Holder agrees and acknowledges that this Warrant may not be sold, transferred, assigned or hypothecated by the Holder except in compliance with the provisions of the Securities Act and any applicable State securities or “blue sky” laws.  The Holder further represents to the Company, by accepting this Warrant, that it has full power and authority to accept this Warrant and make the representations set forth herein.

Section 6.            Miscellaneous.

(a)          No Rights as Stockholder Until Exercise.  Except as set forth in Section 3(l), this Warrant does not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to the exercise hereof.  Upon the surrender of this Warrant and the payment of the aggregate Exercise Price, the Warrant Shares so purchased shall be and be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the later of the date of such surrender and payment.

(b)          Loss, Theft, Destruction or Mutilation of Warrant.  The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

(c)          Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding business day.

(d)          Authorized Shares.  The Company covenants that during the period the Warrant is outstanding and exercisable, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant.  The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant.  The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market (as defined in the Certificate of Designations) upon which the Common Stock may be listed.  The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

The Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment.  Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, and (c) use its reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(e)          Governing Law and Jurisdiction.  All questions concerning the construction, validity, enforcement and interpretation of this Warrant or actions, disputes or proceedings arising out or related to this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

(f)           Nonwaiver.  No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Termination Date.

(g)          Notices.  Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

(h)          Limitation of Liability.  No provision hereof, in the absence of any affirmative action by Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(i)           Remedies.  Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant.  The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(j)           Successors and Assigns.  Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder.  The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or holder of Warrant Shares.

(k)          Amendment.  This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(l)           Severability.  Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(m)         Headings.  The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its duly authorized officer as of the date first above indicated.

NEOSTEM, INC.

By:
Signature Page to Warrant

NOTICE OF EXERCISE

TO:        [_______________________]

1.           The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

2.           Payment shall be made in lawful money of the United States.

3.           Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:
_________________________

The Warrant Shares shall be delivered by physical delivery of a certificate to:

4.           Accredited Investor.  The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity: ___________________________________________________________________________

Signature of Authorized Signatory of Investing Entity: _____________________________________________________

Name of Authorized Signatory: _______________________________________________________________________

Title of Authorized Signatory: ________________________________________________________________________

Date: ___________________________________________________________________________________________

ASSIGNMENT FORM

(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, [____] all of or [_______] shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to ____________________________________________________________ whose address is _____________________________________________.

Dated: ______________, _______

Holder’s Signature:

Holder’s Address:

Signature Guaranteed: ___________________________________________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company.  Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.